Exhibit 99.1

Luminent Provides Update on Lender Status

SAN FRANCISCO, August 8, 2007 — Luminent Mortgage Capital, Inc. (NYSE: LUM) today reported that it has received notices of default from two repo lenders. The company is continuing to vigorously explore all of its alternatives with respect to its sudden liquidity issues resulting from the unanticipated and extraordinary disruptions in the secondary mortgage and national real estate markets.

The company emphasized that in exploring its alternatives, it is fully focused on protecting its values for all constituencies.

This news release and Luminent’s filings with the Securities and Exchange Commission contain forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements convey Luminent’s current expectations or forecasts of future events. All statements contained in this press release other than statements of historical fact are forward-looking statements. Forward-looking statements include statements regarding our financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words “may continue,” “estimate,” “intend,” “project,” “believe,” “expect,” “plan,” “anticipate” and similar terms may identify forward-looking statements, but the absence of such words does not necessarily mean that a statement is not forward-looking. These forward-looking statements include, among other things, statements about:

• the effect of the flattening of, or other changes in, the yield curve on our investment strategies;

• changes in interest rates and mortgage prepayment rates;

• Luminent’s ability to obtain or renew sufficient funding to maintain its leverage strategies and support its liquidity position;

• continued creditworthiness of the holders of mortgages underlying Luminent’s mortgage-related assets;

• the possible effect of negative amortization of mortgages on Luminent’s financial condition and REIT qualification;

• the possible impact of Luminent’s failure to maintain exemptions under the 1940 Act;

• potential impacts of Luminent’s leveraging policies on its net income and cash available for distribution;

• the power of Luminent’s Board of Directors to change its operating policies and strategies without stockholder approval;

• effects of interest rate caps on Luminent’s adjustable-rate and hybrid adjustable-rate loans and mortgage backed securities;

• the degree to which Luminent’s hedging strategies may or may not protect it from interest rate volatility;

• Luminent’s ability to invest up to 10% of its investment portfolio in residuals, leveraged mortgage derivative securities and shares of other REITs as well as other investments;

• volatility in the timing and amount of Luminent’s cash distributions;

• Luminent’s ability to purchase sufficient mortgages for its securitization business; and

• the other factors described in Luminent’s Form 10-K, Form 10-Q and Form 8-K reports, including those under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and “Quantitative and Qualitative Disclosures about Market Risk.”

Luminent cautions you not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All subsequent written and oral forward-looking statements attributable to Luminent or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this press release. Except to the extent required by applicable law or regulation, Luminent undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contact:

Robert Siegfried

Kekst and Company

(212) 521 4832

SOURCE Luminent Mortgage Capital, Inc.